Exhibit 99.8

Pursuant to Rule 438, promulgated under the Securities Act of 1933, as amended, I hereby consent to being named in the Registration Statement on Form S-4 of Simmons First National Corporation (“Simmons”) and all amendments thereto (the “Registration Statement”) and any related prospectus (including any amendments or supplements thereto) filed pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended, as a person who is anticipated to become a director of Simmons upon completion of the merger with First Texas BHC, Inc. described therein, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Tom Purvis
Name: Tom Purvis
Date: August 29, 2017